FOR RELEASE November 8, 2010

Contact: ICR, LLC

Ashley M. Ammon

(646) 277-1227

Chindex International, Inc. Reports
Second Quarter and First Half Fiscal 2011 Financial Results

Bethesda, Maryland – November 8, 2010 - Chindex International, Inc. (NASDAQ: CHDX), a leading independent American provider of Western healthcare products and services in the People’s Republic of China, today announced financial results for the second quarter and first half of fiscal year 2011, which ended September 30, 2010.

•	Revenue in the second quarter of fiscal 2011 increased 18.6% to $45.2 million from $38.1 million in the second quarter of fiscal 2010;

•	Net income in the second quarter of fiscal 2011 was $3.2 million, or $0.20 per diluted share, compared to net income of $538,000, or $0.03 per diluted share, in the second quarter of fiscal 2010.

•	Revenue in the first half of fiscal 2011 increased 3.8% to $86.7 million from $83.5 million in the first half of fiscal 2010;

•	Net income in the first half of fiscal 2011 increased to $4.1 million, or $0.26 per diluted share, from $3.8 million, or $0.24 per diluted share, in the year over year period.

Second Quarter 2011 Financial Results

Revenue in the second quarter of fiscal 2011 reflected continued growth in the Healthcare Services division and Medical Products division. Revenue from the Healthcare Services division increased 11.4% to $23.4 million from $21.0 million in the prior year period, and reflects growing inpatient and outpatient volume across the United Family Healthcare network. Revenue from the Medical Products division increased 27.5% to $21.8 million from $17.1 million in the prior year period, and mainly reflects stronger second quarter demand for imaging products. Total revenue increased 18.6% to $45.2 million from $38.1 million in the second quarter of fiscal year 2010.

Income from operations in the second quarter of fiscal 2011 was $4.8 million, compared to income from operations of $1.4 million in the same quarter last year. Total operating costs and expenses for the second quarter of fiscal 2011 increased to $40.3 million compared to $36.7 million in the prior year period but decreased as a percentage of revenue to 89.3% from 96.3%. This primarily reflects cost containment in the Medical Products division and general and administrative expenditure commensurate with revenue growth in the Healthcare Services division.

Operating expenses in the second quarter of fiscal 2011 include the benefit of a $1.1 million unrealized foreign exchange gain compared to an $613,000 unrealized foreign exchange gain in the same quarter of the prior year. The unrealized exchange gain was recognized as a result of the strength of the Euro against the U.S. Dollar during the period, which impacted the translated value of intercompany debt owed from the Company’s German subsidiary to the U.S parent company.

Operating expenses also included $375,000 of non-cash stock compensation expense compared to $852,000 in the prior year. Development, startup, and post-opening expenses in the Healthcare Services division were $653,000 in the period compared to $313,000 in the prior year.

Income from operations before foreign exchange in the second quarter of fiscal 2011 was $3.7 million, compared to $800,000 in the prior year period.

The Company recorded a $1.5 million provision for taxes, an effective tax rate of 31.6%, in the second quarter of fiscal 2011 as compared to a provision for taxes of $1.0 million, or an effective tax rate of 65.2%, in the prior year period. The effective tax rate in the prior period reflected losses in entities for which the Company could not recognize a tax benefit.

Net income for the quarter ended September 30, 2011 was $3.2 million, or $0.20 per diluted share. This compares to net income of $538,000, or $0.03 per diluted share, in the prior year period.

Healthcare Services division business results:

In the second quarter of fiscal year 2011, revenue increased 11.4% to $23.4 million from $21.0 million in the prior year period. The increase reflects continued growth of inpatient and outpatient volume across the Company’s United Family Healthcare network.

In the second quarter of fiscal 2011, operating costs increased 6.0% to $19.9 million, a rate commensurate with revenue growth and inclusive of additional staffing efforts in advance of new facility openings. Income from operations before foreign exchange increased 47.8% to $3.4 million from $2.3 million in the prior year period.

Roberta Lipson, President and CEO of Chindex, stated, “Our performance this quarter reflects ongoing demand for services across our network. Volumes in Shanghai and Guangzhou continue to validate that we are replicating the UFH brand in these newer locations. We are on-track to more than double our capacity in the Beijing hospital by calendar year-end, and we intend to start accepting patients into our New Hope cancer facility in the next several weeks.”

Medical Products division business results:

In the second quarter of fiscal 2011, the Company reported revenue from the Medical Products division of $21.8 million compared to $17.1 million in the prior year period. Revenue increased 27.5% on a year over year basis and reflects strong demand for the Company’s diagnostic ultrasound and imaging products despite a reduction in revenue from government-backed loan programs and lack of daVinci sales versus prior periods. While revenue performance continues to reflect general uncertainty around healthcare reform and expenditure, which impacts demand and order flow for medical devices, the Company’s second quarter revenue illustrates ongoing market opportunities and consistent demand for high-end medical products in China.

Gross profit for the Medical Products division was $6.7 million, compared to $4.7 million in the prior year period. Gross margin was 30.7% compared to 27.7 % in the prior year period, at the high end of historical averages. Selling, marketing, general and administrative expenses for the Medical Products division increased to $6.4 million from $6.2 million in the second quarter of the prior year. The division had an income from operations before foreign exchange of $306,000 for the three months ended September 30, 2011, compared with a loss of $1.5 million in the prior year period.

Lipson added, “In the second quarter, we witnessed strong demand for our imaging products, despite systemic headwinds relating to temporary regulatory uncertainty, which we believe could be alleviated in the coming months. Strict attention to optimizing our purchase behavior helped drive profitability this quarter, in tandem with our revenue performance. We continue to take a long-term view that the medical device market in China is extremely compelling.”

First Half Fiscal 2011 Financial Results
During the first half of fiscal 2011, revenue increased 3.8% year over year to $86.7 million, compared to $83.5 million in the prior year. Revenue from the Healthcare Services division increased 11.9% to $48.1 million from $43.0 million in the first half of fiscal 2010. Revenue from the Medical Products division was $38.6 million, down 4.5% from $40.4 million in the prior year.

Income from operations remained flat at $6.6 million for the first half of fiscal 2011 as compared to the prior year period. Total operating costs and expenses for the fiscal year 2010 increased 4.0% to $79.9 million from $76.8 million in the prior year. This reflects $1.0 million of non-cash stock compensation expense compared to $1.5 million in the prior year period. Development, startup, and post-opening expenses in the Healthcare Services division were $1.1 million in the period compared to $642,000 in the prior year.

The Company recorded a $2.5 million provision for taxes, or an effective tax rate of 38.1%, in the first half of fiscal 2011, compared to a provision for taxes of $2.6 million, or an effective tax rate of 40.5%, for the prior year period.

In the first half of fiscal 2011, net income increased 7.9% to $4.1 million, or $0.26 per diluted share, from $3.8 million, or $0.24 per diluted share, in the prior year period. Non-cash stock compensation expense was $1.0 million during the first half of fiscal 2011 compared to $1.5 million in the prior year period.

Second Quarter Fiscal 2011 Conference Call

Management will host a conference call today at 8:00 am ET to discuss financial results.

To participate in the conference call, international callers should dial 1-760-666-3567 and domestic callers should dial 1-877-303-9231 approximately 10 minutes before the conference call is scheduled to begin.

The telephone replay will be available from the day of the call at (international) 1-706-645-9291 and (domestic) 1-800-642-1687, passcode 79429622.

This call is also being webcast and will be accessible at Chindex’s website:
http://ir.chindex.com/events.cfm. The event will be archived and available for replay through November 15, 2010.

About Chindex International, Inc.

Chindex is an American healthcare company that provides healthcare services and supplies medical capital equipment, instrumentation and products to the Chinese marketplace, including Hong Kong. Healthcare services are provided through the operations of its United Family Hospitals and Clinics, a network of private primary care hospitals and affiliated ambulatory clinics in China. The Company’s hospital network currently operates in Beijing, Shanghai, Guangzhou and Wuxi. The Company sells medical products manufactured by various major multinational companies, including Siemens AG and Intuitive Surgical, for which the Company is the exclusive distribution partner for the sale and servicing of color ultrasound systems and surgical robotic systems respectively. It also arranges financing packages for the supply of medical products to hospitals in China utilizing the export loan and loan guarantee programs of both the U.S. Export-Import Bank and the German KfW Development Bank. With twenty-seven years of experience, approximately 1,300 employees, and operations in China, Hong Kong, the United States and Germany, the Company’s strategy is to expand its cross-cultural reach by providing leading edge healthcare technologies, quality products and services to Greater China’s professional communities. Further company information may be found at the Company’s websites http://www.chindex.com and http://www.unitedfamilyhospitals.com.

Safe Harbor Statement

Statements made in this press release relating to plans, strategies, objectives, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the factors set forth under the heading “Risk Factors” in our annual report on Form 10-K for the year ended March 31, 2010, updates and additions to those “Risk Factors” in our interim reports on Form 10-Q, Forms 8-K and in other documents filed by us with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential,” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We have no obligation to update these forward-looking statements.

Financial Summary Attached

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands except share and per share data)
(Unaudited)

			Six months ended
	Three months ended September 30,		September 30,
	2010	2009	2010	2009
Product sales	$21,813	$17,120	$38,552	$40,404
Healthcare services revenue	23,361	20,999	48,110	43,047

Total revenue	45,174	38,119	86,662	83,451

Cost and expenses
Product sales costs	15,112	12,384	26,756	29,853
Healthcare services costs	18,391	17,352	36,952	34,102
Selling and marketing expenses	4,100	3,608	7,868	6,768
General and administrative expenses	2,740	3,362	8,360	6,040

Income from operations	4,831	1,413	6,726	6,688
Other (expenses) and income
Interest expense	(212)	(281)	(420)	(554)
Interest income	108	400	273	872
Miscellaneous income (expense) - net	7	15	3	(632)

Income before income taxes	4,734	1,547	6,582	6,374
Provision for income taxes	(1,497)	(1,009)	(2,509)	(2,583)

Net income	$3,237	$538	$4,073	$3,791

Net income per common share — basic	$.21	$.04	$.27	$.26

Weighted average shares outstanding — basic	15,213,124	14,525,528	15,000,464	14,514,453

Net income per common share — diluted	$.20	$.03	$.26	$.24

Weighted average shares outstanding — diluted	16,582,181	16,143,679	16,399,650	16,072,536

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands except share data)

(Unaudited)

	September 30, 2010	March 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$52,579	$50,654
Restricted cash	2,859	468
Investments	39,704	37,207
Accounts receivable, less allowance for doubtful accounts of $6,893 and $6,158, respectively
Product sales receivables	21,711	22,760
Patient service receivables	11,341	10,357
Inventories, net	17,238	14,411
Deferred income taxes	3,118	2,843
Other current assets	3,614	3,032

Total current assets	152,164	141,732
Restricted cash	980	2,556
Investments	2,441	—
Property and equipment, net	30,865	23,678
Noncurrent deferred income taxes	310	103
Other assets	2,866	2,774

Total assets	$189,626	$170,843

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt, current portion of long-term debt and vendor financing	$—	$1,453
Accounts payable	16,825	13,979
Accrued expenses	10,876	14,022
Other current liabilities	4,739	3,826
Deferred revenue	2,664	2,549
Income taxes payable	2,034	2,218

Total current liabilities	37,138	38,047
Long-term debt, vendor financing and convertible debentures	22,894	22,593
Long-term accrued liabilities	126	84
Long-term deferred revenue	784	968
Long-term deferred tax liability	240	240

Total liabilities	61,182	61,932

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 28,200,000 shares authorized, including 3,200,000 designated Class B:
Common stock – 14,942,872 and 13,765,857 shares issued and outstanding at September 30, 2010 and March 31, 2010, respectively	149	138
Class B stock – 1,162,500 shares issued and outstanding at September 30, 2010 and March 31, 2010, respectively	12	12
Additional paid-in capital	114,645	100,269
Accumulated other comprehensive income	4,089	3,016
Retained earnings	9,549	5,476

Total stockholders’ equity	128,444	108,911

Total liabilities and stockholders’ equity	$189,626	$170,843

CHINDEX INTERNATIONAL, INC.
SEGMENT INFORMATION

The Company operates in two businesses: Healthcare Services and Medical Products. The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, not including foreign exchange gains or losses.

(in thousands)

	Healthcare Services		Medical Products	Total

For the three months ended September 30, 2010:

Sales and service revenue	$23,361		$21,813	$45,174
Gross Profit	n/a	*	6,701	n/a
Gross Profit %	n/a	*	31%	n/a
Income from operations before foreign exchange	$3,435		$306	$3,741
Foreign exchange gain				1,090

Income from operations				$4,831
Other (expense), net				(97)

Income before income taxes				$4,734

Assets as of September 30, 2010	$132,559		$57,067	$189,626

	Healthcare Services		Medical Products	Total

For the three months ended September 30, 2009:

Sales and service revenue	$20,999		$17,120	$38,119
Gross Profit	n/a	*	4,736	n/a
Gross Profit %	n/a	*	28%	n/a
Income (loss) from operations before foreign exchange	$2,281		$(1,481)	$800
Foreign exchange gain				613

Income from operations				$1,413
Other income, net				134

Income before income taxes				$1,547

Assets as of March 31, 2010	$112,929		$57,914	$170,843
	Healthcare Services		Medical Products	Total

For the six months ended September 30, 2010:

Sales and service revenue	$48,110		$38,552	$86,662
Gross Profit	n/a	*	11,796	n/a
Gross Profit %	n/a	*	31%	n/a
Income (loss) from operations before foreign exchange	$8,092		$(1,268)	$6,824
Foreign exchange loss				(98)

Income from operations				$6,726
Other (expense), net				(144)

Income before income taxes				$6,582

Assets as of September 30, 2010	$132,559		$57,067	$189,626

	Healthcare Services		Medical Products	Total

For the six months ended September 30, 2009:

Sales and service revenue	$43,047		$40,404	$83,451
Gross Profit	n/a	*	10,551	n/a
Gross Profit %	n/a	*	26%	n/a
Income (loss) from operations before foreign exchange	$6,406		$(1,237)	$5,169
Foreign exchange gain				1,519

Income from operations				$6,688
Other (expense), net				(314)

Income before income taxes				$6,374

Assets as of March 31, 2010	$112,929		$57,914	$170,843

• Gross profit margins are not routinely calculated in the healthcare services industry.